Exhibit 99.1

Iterum Therapeutics Announces Pricing of $17.5 Million Upsized Public Offering

DUBLIN, Ireland and CHICAGO, October 23, 2020 (GLOBE NEWSWIRE) — Iterum Therapeutics plc (Nasdaq: ITRM), a clinical-stage pharmaceutical company focused on developing next generation oral and IV antibiotics to treat infections caused by multi-drug resistant pathogens in both community and hospital settings, today announced the pricing of a public offering of 26,923,076 ordinary shares (or pre-funded warrants in lieu thereof), together with warrants to purchase up to 20,192,307 ordinary shares at a combined effective price to the public of $0.65 per ordinary share (or pre-funded warrant) and associated warrant. The warrants will have an exercise price of $0.65 per share, are exercisable upon issuance, and will expire five years following the date of issuance. The closing of the offering is expected to occur on or about October 27, 2020, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from the offering are expected to be approximately $17.5 million, before deducting the placement agent’s fees and other offering expenses payable by Iterum Therapeutics. The Company intends to use the net proceeds from this offering to support its planned New Drug Application submission for oral sulopenem for the treatment of uncomplicated urinary tract infections in patients with quinolone-resistant pathogens, the continued clinical development of sulopenem, and for working capital and general corporate purposes.

A registration statement on Form S-1 (File No. 333-249432) relating to these securities has been filed with the Securities and Exchange Commission, or the SEC, and was declared effective by the SEC on October 22, 2020, and an additional registration statement on Form S-1 filed pursuant to Rule 462(b) which became automatically effective on October 22, 2020. The offering will be made only by means of a prospectus, which is part of the effective registration statement. When available, electronic copies of the final prospectus may be obtained for free on the SEC’s website located at http://www.sec.gov and may also be obtained by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, by telephone at (646) 975-6996, or by email to placements@hcwco.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Iterum Therapeutics

Iterum Therapeutics plc is a clinical-stage pharmaceutical company dedicated to developing differentiated anti-infectives aimed at combatting the global crisis of multi-drug resistant pathogens to significantly improve the lives of people affected by serious and life-threatening diseases around the world. Iterum Therapeutics is advancing its first compound, sulopenem, a novel penem anti-infective compound, in Phase 3 clinical development with an oral formulation and IV formulation. Sulopenem has demonstrated potent in vitro activity against a wide variety of gram-negative, gram-positive and anaerobic bacteria resistant to other antibiotics. Iterum Therapeutics has received Qualified Infectious Disease Product (QIDP) and Fast Track designations for its oral and IV formulations of sulopenem in seven indications.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements include, without limitation, statements regarding the anticipated closing of the offering, the use of proceeds from the offering, the transactions contemplated by the transaction documents, and the Company’s plans, strategies and prospects for its business. In some cases, forward-looking statements can be identified by words such as “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “would,” “will,” “future,” “potential” or the negative of these or similar terms and phrases. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include all matters that are not historical facts. Actual future results may be materially different from what is expected due to factors largely outside the Company’s control, including whether the conditions for the closing of the offering will be satisfied, the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, changes in regulatory requirements or decisions of regulatory authorities, the Company’s ability to apply for regulatory approval, changes in public policy or legislation, commercialization plans and timelines, if sulopenem is approved, the actions of third-party clinical research organizations, suppliers and manufacturers, the accuracy of the Company’s expectations regarding how far into the future the Company’s cash on hand will fund the Company’s ongoing operations, the sufficiency of the Company’s cash resources and the Company’s ability to continue as a going concern, the impact of COVID-19 and related responsive measures thereto, the Company’s ability to maintain its listing on the Nasdaq Stock Market, risks and uncertainties concerning the outcome, impact, effects and results of the Company’s evaluation of corporate, organizational, strategic, financial and financing alternatives, including the terms, timing, structure, value, benefits and costs of any corporate, organizational, strategic, financial or financing alternative and the Company’s ability to complete one at all, the price of the Company’s securities, the expected use of proceeds from the offering and other factors discussed under the caption “Risk Factors” in its most recently filed Quarterly Report on Form 10-Q, and other documents filed with the SEC from time to time. Forward-looking statements represent the Company’s beliefs and assumptions only as of the date of this press release. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

CONTACT:

Judy Matthews

Chief Financial Officer

312-778-6073

IR@iterumtx.com